FS Energy and Power Fund 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Issues Share Price Guidance

PHILADELPHIA, PA, December 30, 2011 – FS Energy and Power Fund (“FSEP”) announced today that it is maintaining its public offering price at $9.95 per share for its January 3, 2012 semi-monthly closing.  FSEP also announced that, subject to market conditions, it expects that the public offering price of its common shares for its January 17, 2012 semi-monthly closing will be between $9.95 and $10.05 per share, and that the adjusted price, if any, would first apply to subscriptions received from January 3, 2012 through January 16, 2012.

“FSEP has capitalized on attractive investment opportunities thanks to the increasing capital raised through our ongoing initial public offering,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP.  “We expect that 2012 will present greater opportunities for FSEP and its investors as we continue to build our asset base, access proprietary deal flow and execute on our investment strategy.”

In the event FSEP determines to adjust its current offering price, a separate announcement will be issued.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company.  FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry.  FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”).  GSO, with approximately $33.6 billion in assets under management as of September 30, 2011, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.